EXHIBIT 4.14
AMENDING AGREEMENT #1

THIS AMENDING AGREEMENT made effective as of the 1st day of January, 2020.
BETWEEN:
Oncolytics Biotech Inc.
("Oncolytics")
- and -
Kirk Look
(the “Employee”)

WHEREAS Oncolytics and the Employee entered into an Executive Employment Agreement dated January 1, 2019 (the “Employment Agreement”);
AND WHEREAS Oncolytics and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1	Interpretation
This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.

2	Amendment to the Employment Agreement
The Employment Agreement Section 3 – Remuneration is amended as follows:
(1)Commencing January 1, 2020, Oncolytics shall pay to the Employee a salary of THREE HUNDRED NINETY-SIX THOUSAND FIVE HUNDRED FIFTY ($396,550.00) CANADIAN DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of SIXTEEN THOUSAND FIVE HUNDRED TWENTY-TWO DOLLARS and NINETY-TWO CENTS ($16,522.92) on the 15th and last day of each month.

3	Confirmation
The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4	Miscellaneous

(a)	This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta. The parties hereby submit to the jurisdiction of the Courts of Alberta.

(b)
The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

(c)
This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one document. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH INC.

Per:	/s/ Wayne Pisano
Wayne Pisano Chairman
Per:	/s/ Deborah Brown
Deborah M. Brown Chair, Compensation Committee

___/s/ Jody Kehler_________            __/s/ Kirk Look___________________
Witness                        KIRK LOOK